EXHIBIT 21.1

Doral Financial Corporation

List of Direct and Indirect Subsidiaries as of December 31, 2013

Name of Subsidiary	Jurisdiction of Incorporation
Doral Insurance Agency, LLC	Puerto Rico
Doral Properties, Inc.	Puerto Rico
Doral Investment International, LLC	Puerto Rico
Doral Recovery, Inc.	Puerto Rico
Doral Bank	Puerto Rico
Doral Recovery, LLC	Puerto Rico
Doral Mortgage, LLC	Puerto Rico
DB REO Holdings, Inc.	New York
Doral Money, Inc.	Delaware
DLAM, LLC	Delaware
Doral CLO I, Ltd.	Cayman Islands
Doral CLO I, Inc.	Delaware
Doral CLO II, Ltd.	Cayman Islands
Doral CLO II, Inc.	Delaware
Doral CLO III, Ltd.	Cayman Islands
Doral CLO III, Inc.	Delaware